Exhibit 99.l.2

July 19, 2013

MacKenzie Realty Capital, Inc.
1640 School Street
Moraga, California 94556

Ladies and Gentlemen:

You have requested our opinion as special tax counsel to MacKenzie Realty Capital, Inc., a Maryland corporation (the “Company”), regarding federal income tax issues related to the Company's registration and offering from time to time of  shares of the Company’s common stock, par value $10 per share, by means of a prospectus (the "Prospectus") filed as part of the registration statement filed by the Company with the Securities and Exchange Commission on July 19, 2013 (the "Registration Statement").  Capitalized terms not defined herein shall have the meaning given them in the Prospectus.

This opinion is based on various facts and assumptions, including the facts set forth in the Prospectus concerning the business, assets and governing documents of the Company.  To the extent we have examined and relied upon original documents or copies thereof in rendering the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to authentic original documents of all documents submitted to us as copies and (iii) the genuineness of all signatures.  We have also assumed that any statement made in any of the documents referred to herein "to the knowledge of" or "to the best of the knowledge of" any person or party or similarly qualified is correct without such qualification.

Based upon the foregoing, and such other documents and information as we believed appropriate, and subject to the qualifications stated in the following paragraphs, we are of the opinion that, for federal income tax purposes under current law, the statements made in the Prospectus under the caption "U.S. Federal Income Tax Considerations," insofar as they constitute matters of law or legal conclusions, are correct in all material respects and fairly summarize the federal income tax laws referred to therein.

As indicated in the Prospectus under the caption "U.S. Federal Income Tax Considerations," the Company may in the future choose to be treated as a real estate investment trust (a “REIT”) for federal income tax purposes and to elect to be treated as a REIT.  Commencing with the taxable year in which the Company satisfies the stock ownership requirements of section 856 of the Internal Revenue Code of 1986, as amended (the “Code”) and assuming that the elections and other procedural steps referred to in the Prospectus are completed by the Company in a timely fashion, the Company will be organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and the Company’s contemplated method of operations will enable it to meet the requirements for qualification and taxation as a REIT under the Code.  As described in the Prospectus, the Company’s qualification and taxation as a REIT depend upon the Company’s ability to meet the various qualifications imposed under the Code, including through actual annual operating results, asset composition, distribution levels and diversity of stock ownership, the results of which have not been and will not be reviewed by Husch Blackwell LLP.  Accordingly, no assurance can be given that the actual results of the Company’s operation for any particular taxable year will satisfy such requirements.

                                                                                                            Husch Blackwell LLP

July 19, 2013

These opinions are given as of the date hereof and are based on the Code, current Treasury Regulations promulgated thereunder and current interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively.  Further, any material variation or material differences in the facts, assumptions or materials referred to above may affect the conclusions stated herein.

No opinion is expressed as to any matter not discussed herein and we assume no obligation to advise you of any changes in the foregoing subsequent to the date of this opinion, and we are not undertaking to update this opinion letter after the date hereof.

This opinion has been prepared for your use in connection with the filing of the Prospectus on the date of this opinion letter and should not be quoted in whole or in part or otherwise be referred to, nor filed with or furnished to any governmental agency or other person or entity, without the prior written consent of this firm.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of the firm therein.

Very truly yours,

/s/ Husch Blackwell LLP

HUSCH BLACKWELL LLP

Husch Blackwell LLP